Exhibit 99

August 1, 2013

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $.04 per share dividend for August 1, 2013.

Based upon our preliminary determination, the earnings for the first half of 2013 were $2,990,000 or $.39 per share available to common shareholders. This compares to $1,641,000 for the first half of 2012 or $.21 per share available to common shareholders, an 82.2% increase in 2013. A primary cause of the improvement in earnings continues to be the decreases in our provision for loan losses.

Selectively looking at the quarter-end balance sheet, our net loans increased nicely by over $38,000,000, or about 5.0%, from June 30, 2012 to June 30, 2013. As we have pointed out before, in order to increase net loans by more than $38,000,000, we must also make loans to replace the $12,000,000 to $14,000,000 a month that we receive in payments, so we remain pleased with the new loan growth being generated. I will also tell you that this growth is being generated without any relaxation of credit standards. Deposits were up by more than $40,000,000 at the same time. Almost two thirds of the increase, $27,000,000, was in noninterest bearing core balances – which have been our focus.

Even though we put over $38,000,000 dollars to work in additional loans and the majority of the funding for the loans came from non-interest bearing deposits, our net interest income decreased to $19,768,000 for the first half of 2013 compared to $20,590,000 for the first half of 2012. This is a direct result of the current interest rate environment. The prime rate moved to 3.25% in January 2008 and has not moved since. As stated in our last letter, we believe that rates will go up, so we have focused on variable rate loans, have limited fixed rate loans to shorter terms, and are selling long-term mortgages. This may be a bit of a sacrifice today, but we don’t want to be saddled with an abundance of long-term fixed rate loans when rates move upward.

Beyond managing our loan portfolio in this very competitive low rate environment, we are very focused on developing our entire customer relationships. If we have an opportunity for a new loan relationship, we want the deposit accounts, the cash management business, and any opportunity for wealth management. This translates to the growth we have seen in non-interest bearing deposits previously noted and into over $16,000,000 in new trust business and over $17,000,000 in new brokerage business.

Focusing on the other components of earnings, the provision for loan loss decreased from $3,865,000 for the first half of 2012 to $800,000 for the first half of this year. Noninterest income enjoyed a 5.0% increase from $5,761,000 for the first half of 2012 to $6,047,000 for the first half of 2013.

Noninterest expenses increased 4.6% from $19,658,000 for the first half of 2012 to $20,554,000 for the first half of this year. The increase is primarily in employee expenses due to new lenders and overall health care increases. As we travel the state visiting our offices and other institutions, we find increasing acquisition opportunities. Smaller institutions are finding the competition, expanding regulations, need for capital growth, and this rate environment to be challenges. We believe we can build on our historic successes in integrating new banking partners, maintaining a sense of community banking in our rural markets and developing new growth opportunities in urban markets.

Your board and management have spent significant time examining the options available for the replacement of what was the U.S. Treasury preferred stock. The additional capital that we received in January 2009 kept us very strong throughout the depths of the financial crises and has provided the corporate capital support for the lending growth we have enjoyed. We have narrowed the alternatives for the replacement of this capital and expect to make an announcement to you and the public in the near future.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.